Exhibit 10.2

Lease Guarantee Agreement between registrant and James Price

                                                       LEASE GUARANTEE AGREEMENT

The undersigned acknowledges execution of theThis Lease Guarantee Agreement (the "Agreement") is entered into by and between James Price (the "Guarantor") and Benacquista Galleries, Inc. (the "Company") dated effective the 22nd of April 2004 in accordance with the terms and conditions contained herein.

WHEREAS, Guarantor is the sole officer and director of the Company; and

WHEREAS, the Company intends to open art galleries in various states which require the Company to sign lease agreements and personal guarantees; and

WHEREAS, the Company will expend effort and resources to secure leases which it would not do in the absence of the Guarantors commitment herein; and

WHEREAS, the Guarantor, as the majority shareholder of the Company desires that the Company enter into such leases; .

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor and Company agree as follows:

SECTION 1: GUARANTEE. Guarantor agrees to sign personal guarantees to guarantee the payment obligations of the Company for future lease agreements entered into by the Company for the purposes of opening art galleries, subject to the terms and conditions contained herein. Guarantor agrees that in the event the Company defaults in the payment of rent for the leases subject to this Agreement, Guarantor will promptly pay the Company's obligations under that lease for any installment of rent due and unpaid pursuant to the lease and renewals of that lease to the extent of Guarantor's liability, as set forth in Section 2.

SECTION 2: LIMITATIONS. Guarantor's agrees to sign personal guarantees for a maximum of four leases at a maximum liability of $500,000 per lease. Each lease needs to be approved by Guarantor prior to the signing of any personal guarantee.

SECTION 3: INDEMNIFICATION. In the event that the Company defaults on any lease and the Guarantor becomes personally obligated to make payments, the Company shall indemnify the Guarantor up to the amount paid by the Guarantor.

SECTION 4: TERMS. This Agreement shall continue in effect up until Guarantor signs a personal guarantee for the fourth lease or 2 years from the date of signing, whichever comes firstfor ten years from the date hereof or, if no leases have yet been executed, this Agreement shall be terminated on the second anniversary of this Agreement. Termination of this Agreement does not impact any contractual obligations Guarantor may have entered with any third party as a result of any lease transaction.

SECTION 5: MODIFICATIONS. No modifications, amendments or alterations to the Agreement whatsoever may increase the Guarantor's obligations hereunder.

This Guarantee is intended for the sole benefit of the Company and does not create any obligation on behalf of or rights in favor of any parties other than the Company.

In witness whereof, Guarantor and the Company have executed this Guarantee on this 22nd day of April, 2004.



/s/ James Price                                         /s/ James Price
---------------------------                          ------------------------
By: James Price                                       By: James Price, CEO
Guarantor                                            Benacquista Galleries, Inc.






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